EXHIBIT 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(In thousands)

ADJUSTED SALES GROWTH

Management believes that presentation of sales growth, adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	For the Three Months Ended		% Change
	December 28, 2007	December 29, 2006
ARAMARK Corporation Consolidated Sales (as reported)	$3,350,620	$3,110,546	8%
Effect of Currency Translation	—	74,157
Effect of Acquisitions and Divestitures	(11,760)	(4,376)

ARAMARK Corporation Consolidated Sales (as adjusted)	$3,338,860	$3,180,327	5%

	For the Three Months Ended		% Change
	December 28, 2007	December 29, 2006
Food and Support Services—Domestic Sales (as reported)	$2,245,360	$2,128,389	5%
Effect of Currency Translation	—	25,332
Effect of Acquisitions	(1,209)	—

Food and Support Services—Domestic Sales (as adjusted)	$2,244,151	$2,153,721	4%